Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

July 31, 2009

TravelCenters of America LLC

24601 Center Ridge Road

Westlake, Ohio 44145

Re: Registration on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to TravelCenters of America LLC, a Delaware limited liability company (the “Company”), in connection with its filing of a Registration Statement on Form S-8 of the Company (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on July 31, 2009, relating to the registration under the Securities Exchange Act of 1933, as amended (the “Securities Act”), of 1,000,000 shares of the Company’s common shares, no par value (the “Common Shares”), authorized for issuance pursuant to awards granted under the Amended and Restated TravelCenters of America LLC 2007 Equity Compensation Plan (the “Plan”).  The Common Shares issuable pursuant to awards granted after the effective date of the Registration Statement are referred to herein as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement in the form being filed with the Commission on July 31, 2009; (ii) the Plan; (iii) a specimen certificate representing the Common Shares; (iv) the Company’s Amended and Restated Limited Liability Company Agreement, as presently in effect; (v) the Company’s Amended and Restated Bylaws, as amended and restated on February 27, 2009; (vi) certain resolutions adopted by the Board of Directors of the Company relating to the Plan, the issuance of the Shares pursuant thereto and certain related matters; and (vii) the certificate of Andrew J. Rebholz, Executive Vice President, Chief Financial Officer and Treasurer of the Company.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the

TravelCenters of America LLC

July 31, 2009

conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies.  In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.  As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion set forth herein, we have assumed that if issued in physical form, certificates representing the Shares in the form examined by us will be manually signed by an authorized officer of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar or, if issued in book entry form, such transfer agent and registrar will appropriately register such issuance in the books and records of the Company and issue an appropriate account statement evidencing the Shares credited to the recipient’s account.  We have also assumed that (i) the Shares will be issued in accordance with the terms of the Plan, and (ii) each agreement setting forth the terms of each grant of awards under the Plan is or will be consistent with the Plan and has been or will be duly authorized and validly executed and delivered by the parties thereto.

We do not express any opinion as to the laws of any jurisdiction other than the limited liability company laws of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance by the Company, and when the Registration Statement has become effective under the Act and the Shares are delivered and paid for pursuant to and in accordance with the Plan and any applicable award agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent change in the facts stated or assumed herein or of any subsequent change in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP